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                       August 31, 2022

       Michael Gearhardt
       Chief Financial Officer
       Recharge Acquisition Corp.
       1900 Main Street, Suite 201
       Sarasota, Florida 34236

                                                        Re: Recharge
Acquisition Corp.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-39578

       Dear Mr. Gearhardt:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction